Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

WORTHINGTON INDUSTRIES, INC.

AND

WORTHINGTON STEEL, INC.

DATED AS OF [ ⚫ ]

5.11	No Cross-Claims or Third-Party Claims	42
5.12	Severability	43
5.13	Specified Ancillary Agreements	43
5.14	Exclusivity	43
5.15	Cooperation in Defense and Settlement	43
5.16	Insurance Matters	44
5.17	Guarantees, Letters of Credit and Other Obligations	46

ARTICLE VI. EXCHANGE OF INFORMATION; CONFIDENTIALITY		47

6.1	Agreement for Exchange of Information	47
6.2	Ownership of Information	47
6.3	Compensation for Providing Information	47
6.4	Record Retention	48
6.5	Limitations of Liability	48
6.6	Other Agreements Providing for Exchange of Information	49
6.7	Auditors and Audits	49
6.8	Privileged Matters	50
6.9	Confidentiality	52
6.10	Protective Arrangements	54
6.11	Witness Services	54
6.12	Personal Data	54

ARTICLE VII. FURTHER ASSURANCES AND ADDITIONAL COVENANTS		55

7.1	Further Assurances	55
7.2	Performance	56
7.3	No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities	56
7.4	Mail Forwarding	57
7.5	Non-Disparagement	57
7.6	Non-Solicitation Covenant	57
7.7	Order of Precedence	57
7.8	New Worthington Marks	57

ARTICLE VIII. INTELLECTUAL PROPERTY LICENSES		58

8.1	License to Worthington Steel	58
8.2	License to Worthington	60

ARTICLE IX. TERMINATION		62

9.1	Termination	62
9.2	Effect of Termination	62

ii

ARTICLE X. MISCELLANEOUS		62

10.1	Counterparts; Entire Agreement; Corporate Power	62
10.2	Governing Law	63
10.3	Assignability	63
10.4	Third-Party Beneficiaries	63
10.5	Notices	64
10.6	Severability	64
10.7	Force Majeure	65
10.8	Press Release	65
10.9	Expenses	65
10.10	Late Payments	65
10.11	Headings	65
10.12	Survival of Covenants	65
10.13	Waivers of Default	66
10.14	Specific Performance	66
10.15	Amendments	66
10.16	Construction	66
10.17	Performance	66
10.18	Limited Liability	67
10.19	Exclusivity of Tax Matters	67
10.20	Limitations of Liability	67

Schedules

Schedule 1.1A	Ancillary Agreements
Schedule 1.1B	Worthington Steel Permits
Schedule 1.1C	Worthington Steel Properties
Schedule 1.1D	Excluded Intellectual Property
Schedule 1.1E	Specified Ancillary Agreements
Schedule 2.1(b)(iii)	Worthington Steel Equity Interests
Schedule 2.1(b)(xii)	Other Worthington Steel Assets
Schedule 2.1(c)(ix)	Other New Worthington Assets
Schedule 2.1(d)(x)	Environmental Liabilities arising at or after the Effective Time relating to the Worthington Steel Properties
Schedule 2.1(d)(xii)	Other Worthington Steel Liabilities
Schedule 2.1(e)(ii)	New Worthington Liabilities
Schedule 2.3(b)(iii)	Form 10 Agreements
Schedule 2.4(b)	Shared Permits
Schedule 7	Worthington Steel Specified Marks
Schedule 8.2(a)	Worthington Steel Intellectual Property

Exhibits

Exhibit A	Amended and Restated Articles of Incorporation

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT is entered into effective as of [ ⚫ ] (this “Agreement”), by and between Worthington Industries, Inc., an Ohio corporation (“New Worthington”), and Worthington Steel, Inc., an Ohio corporation and wholly owned subsidiary of New Worthington (“Worthington Steel”). New Worthington and Worthington Steel are each a “Party” and are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, New Worthington owns 100% of the common shares, without par value, of Worthington Steel (the “Worthington Steel Stock”);

WHEREAS, the Board of Directors of New Worthington (the “New Worthington Board”) determined on careful review and consideration that the separation of Worthington Steel from the rest of New Worthington and the establishment of Worthington Steel as a separate, publicly traded company to operate the Worthington Steel Business is in the best interests of New Worthington;

WHEREAS, the Board of Directors of Worthington Steel (the “Worthington Steel Board”) determined on careful review and consideration that the separation of Worthington Steel from the rest of New Worthington and the establishment of Worthington Steel as a separate, publicly traded company to operate the Worthington Steel Business is in the best interests of Worthington Steel;

WHEREAS, in furtherance of the foregoing, the New Worthington Board has determined that it is appropriate and desirable to separate the Worthington Steel Business from the New Worthington Business (the “Separation”) and, following the Separation, to make a distribution of the Worthington Steel Business to the holders of common shares, without par value, of New Worthington (the “New Worthington Stock”) on the Record Date through the distribution of all of the outstanding shares of Worthington Steel Stock to holders of New Worthington on the Record Date on a pro rata basis (the “Distribution”), in each case, on the terms and conditions set forth in this Agreement;

WHEREAS, New Worthington and Worthington Steel have prepared, and Worthington Steel has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth certain disclosure concerning Worthington Steel, the Separation and the Distribution;

WHEREAS, each of New Worthington and Worthington Steel has determined that it is appropriate and desirable to set forth in this Agreement certain agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of New Worthington, Worthington Steel and the members of their respective Groups following the Distribution;

WHEREAS, the Parties intend that the Distribution, together with certain related transactions, will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code; and

WHEREAS, this Agreement, together with the Ancillary Agreements and other documents implementing the Distribution and certain related transactions, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority or in any arbitration or mediation.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement and the Ancillary Agreements, from and after the Effective Time, (i) no member of the Worthington Steel Group shall be deemed to be an Affiliate of any member of the New Worthington Group, (ii) no member of the New Worthington Group shall be deemed to be an Affiliate of any member of the Worthington Steel Group and (iii) no joint venture formed after the Effective Time solely between one or more members of the Worthington Steel Group, on the one hand, and one or more members of the New Worthington Group, on the other hand, shall be deemed to be an Affiliate of, or owned or controlled by, any member of the Worthington Steel Group or the New Worthington Group for the purposes of this Agreement.

“Agent” means Broadridge, as the distribution agent appointed by New Worthington to distribute to the shareholders of New Worthington all of the outstanding shares of Worthington Steel Stock pursuant to the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Amended Financial Report” shall have the meaning set forth in Section 6.7(b).

“Ancillary Agreements” means all Contracts entered into by the Parties or the members of their respective Groups (but to which no Third Party is a party) in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, including, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Steel Supply Agreement, the WBS License Agreement, the Trademark License Agreement, the Transfer Documents and the agreements set forth on Schedule 1.1A.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement, other than Tax assets (including any Tax items, attributes or rights to receive any Tax refund, credits or other items that cause a reduction in any otherwise required liability for Taxes).

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banking institutions located in New York, New York are required or authorized by Law to be closed.

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, financial statements, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), Tax Returns, other Tax work papers and files and other documents in whatever form, physical, electronic or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Covered Matter” shall have the meaning set forth in Section 5.16(i).

“Data Protection Laws” shall mean any and all Laws concerning the privacy, protection and security of personal information Laws throughout the world, including the GDPR and any national law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018) or any successor laws arising out of the withdrawal of a member state from the European Union, the California Consumer Privacy Act, California Civil Code Title 1.81.5 (including all amendments and implementing regulations), and any regulations, or regulatory requirements, guidance and codes of practice applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

“Director” shall mean, with respect to any member of the Worthington Steel Group or the New Worthington Group, a member of the board of directors or managers, as applicable, of such entity.

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the Worthington Steel Group or primarily relates to the transactions contemplated hereby, including the Separation, the Distribution, the Worthington Steel Cash Distribution or the Worthington Steel Loan Documents.

“Dispute” shall have the meaning set forth in Section 4.1(a).

“Dispute Committee” shall have the meaning set forth in Section 4.2.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” means the date on which New Worthington, through the Agent, distributes all of the issued and outstanding shares of Worthington Steel Stock to holders of New Worthington Stock in the Distribution.

“Effective Time” means 11:59 p.m. New York time, or such other time as New Worthington may determine, on the Distribution Date.

“Employee Matters Agreement” means that certain Employee Matters Agreement to be entered into between New Worthington and Worthington Steel or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of, or exposure to, Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take-back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as the same shall be in effect at the time reference is made thereto.

“Excluded Intellectual Property” means the Intellectual Property licensed pursuant to Shared Contracts, the New Worthington Marks and any Intellectual Property listed on Schedule 1.1D.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person) or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” means the registration statement on Form 10-12B (File No. 001-41830) filed by Worthington Steel with the SEC to effect the registration of the Worthington Steel Stock pursuant to Section 12(b) of the Exchange Act in connection with the Distribution, including any amendments or supplements thereto.

“GDPR” means the General Data Protection Regulation (EU) 2016/679.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, regional, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any official thereof.

“Group” means either the Worthington Steel Group or the New Worthington Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“ICC Rules” shall have the meaning set forth in Section 4.3(a).

“Indebtedness” means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations, and (i) any liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a liability by means of a guaranty, excluding any obligations related to Taxes.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

“Information” means information, in written, oral, electronic or other tangible or intangible forms, stored in any medium and regardless of location, including technical, financial, employee or business information or data, studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other financial employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, operating manuals, instructional documents, quality records and regulatory and compliance records.

“Information Statement” means the Information Statement attached as an exhibit to the Form 10 and any related documents to be provided to the holders of New Worthington Stock in connection with the Distribution, including any amendment or supplement thereto.

“Initial Notice” shall have the meaning set forth in Section 4.2.

“Insurance Proceeds” means those monies: (a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or (b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, on behalf of the insured, in either such case net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

“Intellectual Property” means all intellectual property in any and all jurisdictions throughout the world, including all: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) Trademarks, (c) Internet domain name registrations, (d) copyrights, mask works, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) any intellectual property rights in inventions, formulas, compositions, manufacturing and production processes and techniques, testing information, research and development information, drawings, specifications, designs, plans, trade secrets, confidential information, data, know-how, product designs, methods and processes, testing tools and materials, customer information, marketing materials and market surveys and (f) intellectual property rights arising from or in respect of any Software and social media accounts and handles.

“Intended Transferee” shall have the meaning set forth in Section 2.2.

“Intended Transferor” shall have the meaning set forth in Section 2.2.

“Intercompany” means, with respect to any Contract, balance, arrangement or other legal or financial relationship, established at or prior to the Effective Time, that such Contract, balance, arrangement or other legal or financial relationship is (a) between or among one or more members of the Worthington Steel Group and one or more members of the New Worthington Group, as applicable, or (b) between or among the Worthington Steel Business and the New Worthington Business, even if within the same legal entity (in which case the applicable Contract, balance, arrangement or other legal or financial relationship shall be deemed to be binding as if it was between separate legal entities).

“Joint Claims” means any claim or series of related claims under any insurance policy that results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the New Worthington Group and one or more members of the Worthington Steel Group.

“Law” means any national, supranational, federal, state, provincial, regional, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other legally enforceable requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leased Real Property” means (a) the real property leased, subleased, licensed or otherwise used by New Worthington or any other member of the New Worthington Group and used primarily in the Worthington Steel Business and (b) the real property leased, subleased, licensed or otherwise used by any member of the Worthington Steel Group, in each case as tenant.

“Liabilities” means any and all Indebtedness, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, payments, fines, penalties, claims, settlements, judgments, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, reflected on a balance sheet or otherwise, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Authority, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case, including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, in each case (a) including any fines, damages or equitable relief that is imposed in connection therewith and (b) other than Taxes.

“Licensed Intellectual Property” means Intellectual Property (other than Trademarks) owned by the New Worthington Group and used or held for use as of the Effective Time in connection with the Worthington Steel Business, but excluding, for the avoidance of doubt, any Worthington Steel Intellectual Property.

“Losses” means any and all damages, losses (including diminution in value), deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement rights hereunder), whether or not involving a Third-Party Claim, other than Taxes.

“Misdirected Payment” shall have the meaning set forth in Section 2.5(g).

“New Worthington” shall have the meaning set forth in the Preamble.

“New Worthington Board” shall have the meaning set forth in the Recitals.

“NYSE” means the New York Stock Exchange, Inc.

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“Permit” means all permits, licenses, franchises, authorizations, concessions, certificates, consents, exemptions, approvals, variances, registrations, or similar authorizations from any Governmental Authority.

“Person” means any individual, general or limited partnership, corporation, business trust, joint venture, association, company, limited liability company, unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Personal Data” shall have the meaning set forth in the GDPR.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a party or its respective Subsidiaries would be entitled to assert or have a privilege, including the attorney-client and attorney work product privileges.

“Processing” shall have the meaning set forth in the GDPR.

“Record Date” means 5:00 p.m. New York time on the date to be determined by the New Worthington Board as the record date for determining shareholders of New Worthington entitled to receive shares of Worthington Steel Stock in the Distribution.

“Record Holders” means the holders of record of New Worthington Stock as of the Record Date.

“Records Facility” shall have the meaning set forth in Section 6.4(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, as the same shall be in effect at the time reference is made thereto.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.4.

“Shared Permit” shall have the meaning set forth in Section 2.4.

“Software” means any and all computer programs and software, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code.

“Specified Ancillary Agreements” means the agreements set forth on Schedule 1.1E.

“Specified Party” shall have the meaning set forth in Section 2.5(g).

“Steel Supply Agreement” means that certain Steel Purchasing Agreement to be entered into between Worthington Steel and New Worthington or any members of their respective Groups in connection with the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Stored Records” means Tangible Information held in a Records Facility maintained or arranged for by a party other than the party that owns such Tangible Information.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns or controls, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests of such Person or (iii) the capital or profit interests, in the case of a partnership of such Person, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such Person.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means that certain Tax Matters Agreement to be entered into between New Worthington and Worthington Steel in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall have the meaning set forth in Section 5.5(a).

“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

“Trademark License Agreement” means that certain Trademark License Agreement to be entered into between New Worthington and Worthington Steel in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Trademarks” means all trademarks, service marks, trade names, trade dress and logos, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transfer Documents” means transfer, contribution, distribution or other similar agreements, bills of sale, special warranty deeds, or local equivalent stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment entered into, as of or prior to the Effective Time, between one or more members of the New Worthington Group, on the one hand, and one or more members of the Worthington Steel Group, on the other hand, as and to the extent necessary to evidence: (a) the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to the Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a); and (b) the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 2.1(a).

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into between Worthington Steel and New Worthington or any members of their respective Groups in connection with the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“New Worthington Accounts” shall have the meaning set forth in Section 2.5(a).

“New Worthington Assets” shall have the meaning set forth in Section 2.1(c).

“New Worthington Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted by New Worthington and its Subsidiaries prior to the Effective Time that are not included in the Worthington Steel Business.

“New Worthington Business Systems” means certain proprietary business and management operating models, procedures, content and materials owned by New Worthington.

“New Worthington Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of September 27, 2023, among Worthington, the foreign subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, PNC Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as a syndication agents, and Citibank, N.A. and The Huntington National Bank, as documentation agents, as such agreement may be modified or amended from time to time in accordance with its terms.

“New Worthington-Formative Marks” means all Trademarks and domain names owned by New Worthington or any of its Subsidiaries that contain the “Worthington” name, either alone or in combination with other words or elements.

“New Worthington Group” means, immediately after the Effective Time, (a) New Worthington and (b) each Subsidiary of New Worthington.

“New Worthington Indemnitees” shall have the meaning set forth in Section 5.3.

“New Worthington Liabilities” shall have the meaning set forth in Section 2.1(e).

“New Worthington Loan Documents” shall mean the Loan Documents (as defined in the New Worthington Credit Agreement).

“New Worthington Marks” means all Trademarks and domain names of New Worthington or any of its Subsidiaries other than the Worthington Steel Specified Marks.

“New Worthington Personal Data” means Personal Data of the New Worthington Group that is used in or by, or otherwise related to, any New Worthington Business.

“WBS License Agreement” means that certain WBS License Agreement to be entered into between New Worthington and Worthington Steel in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, pursuant to which New Worthington will license to Worthington Steel the New Worthington Business Systems, as such agreement may be modified or amended from time to time in accordance with its terms.

“Worthington Steel” shall have the meaning set forth in the Preamble.

“Worthington Steel Accounts” shall have the meaning set forth in Section 2.5(a).

“Worthington Steel Articles of Incorporation” shall have the meaning set forth in Section 3.1(f).

“Worthington Steel Assets” shall have the meaning set forth in Section 2.1(b).

“Worthington Steel Balance Sheet” means the unaudited pro forma condensed combined balance sheet of the Worthington Steel Group as of August 31, 2023, including the notes thereto, included in the Information Statement.

“Worthington Steel Business” means (a) New Worthington’s global “Steel Processing” business segment, consisting of processing carbon flat-rolled steel, producing laser welded solutions and providing electrical steel laminations, and (b) without limiting the foregoing clause (a) any terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would have been part of the Worthington Steel Business (as described in the foregoing clause (a)) had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “Worthington Steel” name);.

“Worthington Steel Business Records” shall have the meaning set forth in Section 2.1(b)(x).

“Worthington Steel Cash Distribution” means $[ ⚫ ].

“Worthington Steel Contracts” shall mean any Contract to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, used or held for use primarily in the conduct of the Worthington Steel Business; provided that Worthington Steel Contracts shall not include (a) any Contract that is contemplated to be retained by New Worthington or any member of the New Worthington Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (b) any Contract referenced in Section 2.3(b).

“Worthington Steel Credit Agreement” means the Revolving Credit and Security Agreement, dated as of [__], 2023, among Worthington Steel, as a borrower, the other borrowers from time to time party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto and PNC Bank, National Association, as agent for the lenders, as such agreement may be modified or amended from time to time in accordance with its terms.

“Worthington Steel Group” means, immediately after the Effective Time, (a) Worthington Steel and (b) each Subsidiary of Worthington Steel.

“Worthington Steel Indemnitees” shall have the meaning set forth in Section 5.2.

“Worthington Steel Intellectual Property” means (a) the Intellectual Property set forth on Schedule 8.2(a), (b) the Worthington Steel Specified Marks, and (c) all other Intellectual Property owned or licensed by New Worthington or any of its Affiliates and exclusively held for use in connection with the Worthington Steel Business as of the Effective Time, in each case together with all rights, priorities and privileges accruing thereunder or pertaining thereto throughout the world (including all rights to sue or otherwise recover for past, present and future infringement thereof), but excluding the Excluded Intellectual Property.

“Worthington Steel Leases” means the leases, subleases, licenses or other occupancy agreements covering the Leased Real Property.

“Worthington Steel Liabilities” shall have the meaning set forth in Section 2.1(d).

“Worthington Steel Loan Documents” means the Worthington Steel Credit Agreement and the Other Documents (as defined in the Worthington Steel Credit Agreement), each as may be modified or amended from time to time in accordance with its terms.

“Worthington Steel Permits” means all Permits owned or licensed by either Party or member of its respective Group (a) exclusively used in the operation of the Worthington Steel Business as of the Effective Time or (b) set forth on Schedule 1.1B.

“Worthington Steel Personal Data” means Personal Data of the Worthington Steel Group that is used in or by, or otherwise related to, any New Worthington Business.

“Worthington Steel Properties” means the real property set forth on Schedule 1.1C under the heading “Worthington Steel Properties”.

“Worthington Steel Specified Marks” means the Trademarks set forth on Schedule 7 .

“Worthington Steel Stock” shall have the meaning set forth in the Recitals.

1.2 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits, Annexes and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

ARTICLE II.

SEPARATION

2.1 Transfers of Assets and Assumptions of Liabilities; Worthington Steel Assets; Worthington Assets.

(a) In order to effect the Separation, the Parties shall, to the extent necessary, cause, and shall, to the extent necessary, cause the members of their respective Groups to cause, (i) the Worthington Steel Group to own, to the extent it does not already own, all of the Worthington Steel Assets and none of the Worthington Assets, and (ii) the Worthington Steel Group to be liable for, to the extent it is not already liable for, all of the Worthington Steel Liabilities.

(b) For purposes of this Agreement, “Worthington Steel Assets” shall mean:

(i) all Assets of either Party or any member of its Group included or reflected as Assets of the Worthington Steel Group on the Worthington Steel Balance Sheet (including cash, cash equivalents or marketable securities on hand or in bonds (the “Worthington Steel Cash”)), subject to any dispositions of such Assets subsequent to the date of the Worthington Steel Balance Sheet; provided, that the amounts set forth on the Worthington Steel Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Worthington Steel Assets pursuant to this clause (i);

(ii) all Assets of either Party or any member of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Worthington Steel or members of the Worthington Steel Group as of the Effective Time if a balance sheet, notes and subledgers were to be prepared on a basis consistent with the determination of the Assets included on the Worthington Steel Balance Sheet, it being understood that (x) the Worthington Steel Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Worthington Steel Assets pursuant to this clause (ii) and (y) the amounts set forth on the Worthington Steel Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Worthington Steel Assets pursuant to this clause (ii);

(iii) all issued and outstanding capital stock or other equity securities of the Persons set forth on Schedule 2.1(b)(iii) owned by either Party or a member of its respective Group as of the Effective Time;

(iv) all Worthington Steel Contracts and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(v) all Worthington Steel Intellectual Property and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(vi) all Worthington Steel Leases and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(vii) all Worthington Steel Permits and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(viii) without limiting the generality of clauses (i) and (ii), all Worthington Steel Properties, together with all buildings, fixtures and improvements erected thereon;

(ix) all rights, claims, demands, causes of action, judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of New Worthington or any of its Subsidiaries exclusively related to the Worthington Steel Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of any member of the Worthington Steel Group any pending actions relating to the foregoing, and to recover and retain any damages therefrom;

(x) all Business Records exclusively related to the Worthington Steel Business (the “Worthington Steel Business Records”);

(xi) all Assets of either Party or any member of its respective Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to any member of the Worthington Steel Group; and

(xii) all assets set forth on Schedule 2.1(b)(xii).

Notwithstanding the foregoing, the Worthington Steel Assets shall not in any event include any Asset referred to in Section 2.1(c).

(c) For purposes of this Agreement, “New Worthington Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the Worthington Steel Assets, including:

(i) all Assets of either Party or any member of its respective Group as of the Effective Time that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by any member of the New Worthington Group;

(ii) all Contracts of either Party or any member of its respective Group and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time other than the Worthington Steel Contracts;

(iii) all Intellectual Property of either Party or any member of its respective Group and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time, including the Excluded Intellectual Property, but excluding the Worthington Steel Intellectual Property;

(iv) all Permits of either Party or any member of its Group and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time other than the Worthington Steel Permits;

(v) any Contract granting a party the right to lease, sublease, use or otherwise occupy any real property and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time other than the Worthington Steel Leases;

(vi) all real property owned by either Party or any member of its respective Group thereunder as of the Effective Time together with all buildings, fixtures and improvements erected thereon, other than the Worthington Steel Properties together with all buildings, fixtures and improvements erected thereon (“New Worthington Properties”);

(vii) all cash, cash equivalents and marketable securities on hand or in banks, other than Worthington Steel Cash;

(viii) all Business Records other than the Worthington Steel Business Records; and

(ix) all assets set forth on Schedule 2.1(c)(ix).

(d) For purposes of this Agreement, “Worthington Steel Liabilities” shall mean any and all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Worthington Steel Business or a Worthington Steel Asset, including:

(i) all Liabilities included or reflected as liabilities or obligations of Worthington Steel or the members of the Worthington Steel Group on the Worthington Steel Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Worthington Steel Balance Sheet; provided, that the amounts set forth on the Worthington Steel Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Worthington Steel Liabilities pursuant to this clause (i);

(ii) all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Worthington Steel or the members of the Worthington Steel Group as of the Effective Time if a balance sheet, notes and subledgers were to be prepared on a basis consistent with the determination of the Liabilities included on the Worthington Steel Balance Sheet, it being understood that (x) the Worthington Steel Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Worthington Steel Liabilities pursuant to this clause (ii) and (y) the amounts set forth on the Worthington Steel Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Worthington Steel Liabilities pursuant to this clause (ii);

(iii) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Worthington Steel or any other member of the Worthington Steel Group, and all agreements, obligations and Liabilities of any member of the Worthington Steel Group under this Agreement or any of the Ancillary Agreements;

(iv) all Liabilities based upon, relating to or arising from the Worthington Steel Contracts;

(v) all Liabilities based upon, relating to or arising from Intellectual Property to the extent used or held for use in the Worthington Steel Business;

(vi) all Liabilities based upon, relating to or arising from the Worthington Steel Permits;

(vii) all Liabilities with respect to terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would be or would have been part of the Worthington Steel Business had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “Worthington Steel” name), and all Liabilities of New Worthington related thereto unless such Liabilities are expressly retained by New Worthington pursuant to the terms of this Agreement or the Ancillary Agreements;

(viii) all Liabilities based upon, relating to or arising from all Worthington Steel Leases;

(ix) all Liabilities with respect to the Worthington Steel Properties;

(x) all Environmental Liabilities arising prior to, at or after the Effective Time to the extent relating to, arising out of or resulting from (i) the past, present or future operation, conduct or actions of the Worthington Steel Business (including at any properties that were previously owned or operated in connection with the Worthington Steel Business and any off-site locations at which or to which the Worthington Steel Business disposed of, transported, or arranged for the treatment, storage, handling, disposal or transportation of, any Hazardous Materials), (ii) the past, present or future use of the Worthington Steel Assets, or (iii) the Worthington Steel Properties, including all Liabilities arising out of the matters set forth on Schedule 2.1(d)(x);

(xi) all Liabilities arising out of or resulting from claims made by any Third Party (including New Worthington’s or Worthington Steel’s respective directors, officers, shareholders, employees and agents) against any member of the New Worthington Group or the Worthington Steel Group to the extent relating to, arising out of or resulting from the Worthington Steel Business or the Worthington Steel Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (xi) above;

(xii) all Liabilities set forth on Schedule 2.1(d)(xii).

(e) For the purposes of this Agreement, “New Worthington Liabilities” means the following Liabilities of either Party or the members of its respective Group:

(i) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by New Worthington or any other member of the New Worthington Group, and all agreements, obligations and Liabilities of any member of the New Worthington Group under this Agreement or any of the Ancillary Agreements;

(ii) all Liabilities to the extent (and only to the extent) based upon, relating to or arising from the operation or conduct of the New Worthington Business, including all such Liabilities arising out of the matters set forth on Schedule 2.1(e)(ii), but excluding in all circumstances the Worthington Steel Liabilities;

(iii) all Liabilities with respect to the New Worthington Properties; and

(iv) all Liabilities arising out of or resulting from claims made by any Third Party (including New Worthington’s or Worthington Steel’s respective directors, officers, shareholders, current and former employees and agents) against any member of the New Worthington Group or the Worthington Steel Group to the extent relating to, arising out of or resulting from the New Worthington Business or the New Worthington Assets or the Liabilities referred to in clauses (i) and (ii) above (whether such claims arise, in each case before, at or after the Effective Time).

(f) New Worthington and its Subsidiaries hereby waive compliance by each and every member of the New Worthington Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Worthington Steel Assets to any member of the Worthington Steel Group.

2.2 Nonassignable Contracts and Permits. Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign any Asset or Liability if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of a Party thereunder or give to any third party any rights with respect thereto. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such party’s rights under any such Asset or Liability so that the party entitled to the benefits and responsibilities of such purported transfer (the “Intended Transferee”) would not receive all such rights and responsibilities, then (a) the party purporting to make such transfer (the “Intended Transferor”) shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by Law, the benefits of any such Asset or Liability and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Asset and (b) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s Liabilities thereunder in a timely manner and in accordance with the terms thereof which it may do without breach and, at the Intended Transferor’s request, the Intended Transferee shall promptly reimburse or prepay (at the Intended Transferor’s election) the Intended Transferor for all amounts paid or due by the Intended Transferor on behalf of the Intended Transferee with respect to such non-assignable Asset or Liability. In addition, the Intended Transferor and the Intended Transferee shall each take such other actions as may be reasonably requested by the other Party in order to place the other Party, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, Liability, potential for gain and dominion, control and command, shall inure to the Intended Transferee. Without limiting the generality of the foregoing, each of the Parties shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes any such Asset or Liability as having been transferred to and owned by the Intended Transferee not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of any audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund)). If and when such consents and approvals are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement insofar as is reasonably possible (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby).

2.3 Termination of Intercompany Agreements.

(a) Except as set forth in Section 2.3(b), in furtherance of the releases and other provisions set forth in Article III, New Worthington and each member of the New Worthington Group, on the one hand, and Worthington Steel and each member of the Worthington Steel Group, on the other hand, other than as set out on Schedule 2.3(a), hereby terminate any and all (i) Intercompany balances and accounts arising out of Intercompany Indebtedness, whether or not in writing, between or among New Worthington or any member of the New Worthington Group or any entity that shall be a member of the New Worthington Group as of the Effective Time, on the one hand, and Worthington Steel or any other member of the Worthington Steel Group, on the other hand, effective as of the Effective Time, such that no Party or any member of its Group shall have any continuing obligation with respect thereto and otherwise in such a manner as New Worthington shall determine in good faith (including by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise), and (ii) all Intercompany agreements, arrangements, commitments or understandings, including all obligations to provide goods, services or other benefits, whether or not in writing, between or among New Worthington or any member of the New Worthington Group, on the one hand, and Worthington Steel or any member of the Worthington Steel Group, on the other hand (other than as set forth in Section 2.3(b)), without further payment or performance such that no party thereto shall have any further obligations therefor or thereunder. No such terminated balance, account, agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups, including, for the avoidance of doubt, those agreements and instruments entered into in connection with the Worthington Steel Loan Documents or the New Worthington Loan Documents); (ii) any Intercompany balances and accounts arising other than out of Intercompany Indebtedness; (iii) any agreements, arrangements, commitments or understandings filed as an exhibit, whether in preliminary or final form, to the Form 10 or otherwise listed or described on Schedule 2.3(b)(iii); (iv) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and the members of their respective Groups is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Worthington Steel Assets, New Worthington Assets, Worthington Steel Liabilities or Worthington Liabilities, they shall be assigned pursuant to Section 2.1(a) to the extent they are not already held by a member of the applicable Group); (v) any Shared Contracts; and (vi) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates shall survive the Effective Time.

(c) Each Intercompany balance and account (other than such balances and accounts arising out of Intercompany Indebtedness, which are cancelled pursuant to Section 2.3(a)) outstanding immediately prior to the Effective Time shall be net settled and paid as of the Effective Time within ninety (90) days of the Effective Time by the Party (or the member of its Group) owing such net amount; provided, however, that any receivable or payable arising pursuant to an agreement, arrangement or understanding described in clauses (i), (ii) or (iv) of Section 2.3(b) shall not be included in such net settlement and shall instead be settled in accordance with the terms of such agreement, arrangement or understanding (but in no event later than ninety (90) days after the Effective Time) by the Party (or the member of its Group) owing such net amount.

2.4 Treatment of Shared Contracts and Shared Permits

Subject to applicable Law and except as otherwise provided in any Ancillary Agreement, and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any Contract or Permit described in this Section 2.4 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, (a) any Contract entered into by a member of the New Worthington Group or the Worthington Steel Group with a third party that is not a Worthington Steel Asset, but pursuant to which a member of the Worthington Steel Group, as of the Effective Time, has been provided certain revenues or other benefits or incurred any Liability (any such Contract, a “Shared Contract”) and (b) any Permit set forth on Schedule 2.4(b) (any such permit, a “Shared Permit”), in each case, shall not be assigned in relevant part to the applicable members of the Worthington Steel Group or amended to give the relevant members of the Worthington Steel Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions to cause to the extent permitted under applicable Law: (i) the relevant member of the Worthington Steel Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, pursuant to such Shared Contract or Shared Permit; and (ii) the relevant member of the Worthington Steel Group to bear the burden of the applicable Liabilities under such Shared Contract or Shared Permit. Notwithstanding the foregoing, no member of the New Worthington Group shall be required by this Section 2.4 to maintain in effect any Shared Contract or Shared Permit, and no member of the Worthington Steel Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract or Shared Permit.

2.5 Bank Accounts; Cash Balances; Misdirected Payments.

(a) Each Party agrees to take, or cause the applicable members of its respective Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account, including lockbox accounts, owned by New Worthington or any other member of the New Worthington Group (collectively, the “New Worthington Accounts”) so that such New Worthington Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account, including lockbox accounts, owned by any member of the Worthington Steel Group (collectively, the “Worthington Steel Accounts”) are de-linked from the Worthington Steel Accounts.

(b) Each Party agrees to take, or cause the applicable members of its respective Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing the Worthington Steel Accounts so that such Worthington Steel Accounts, if currently linked to a New Worthington Account, are de-linked from the New Worthington Accounts.

(c) It is intended that, following consummation of the actions contemplated by Sections 2.5(a) and 2.5(b), there shall be in place a centralized cash management process pursuant to which (i) the New Worthington Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by New Worthington and (ii) the Worthington Steel Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by Worthington Steel. Any cash in the Worthington Steel Accounts after the Effective Time that belongs to any member of the New Worthington Group shall be transferred by the applicable member of the Worthington Steel Group to any member of the New Worthington Group designated by New Worthington. Any cash in the New Worthington Accounts after the Effective Time that belongs to any member of the Worthington Steel Group shall be transferred by the applicable member of the New Worthington Group to any member of the Worthington Steel Group designated by Worthington Steel.

(d) With respect to any outstanding checks issued or payments initiated by New Worthington, Worthington Steel or any of their respective Group members prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated. In addition, any outstanding checks or payments issued by a third party for the benefit of New Worthington, Worthington Steel or any of their respective Group members prior to the Effective Time shall be honored following the Effective Time and payment shall be made to the party to whom the check or payment was issued.

(e) With respect to the payments described in Section 2.5(d), in the event that:

(i) Worthington Steel or one of its Group members initiates a payment prior to the Effective Time that is honored following the Effective Time, and to the extent such payment relates to the New Worthington Business, then New Worthington shall reimburse Worthington Steel for such payment as soon as reasonably practicable and in no event later than seven (7) days after such payment is honored; or

(ii) New Worthington or one of its Group members initiates a payment prior to the Effective Time that is honored following the Effective Time, and to the extent such payment relates to the Worthington Steel Business, then Worthington Steel shall reimburse New Worthington for such payment as soon as reasonably practicable and in no event later than seven (7) days after such payment is honored.

(f) Prior to or concurrently with the Effective Time, (i) New Worthington shall cause all New Worthington employees to be removed as authorized signatories on all bank accounts maintained by the Worthington Steel Group and (ii) Worthington Steel shall cause all Worthington Steel employees to be removed as authorized signatories on all bank accounts maintained by the New Worthington Group.

(g) As between Worthington Steel and New Worthington (for purposes of this Section 2.5(g), each a “Specified Party”) (and the members of their respective Groups), all payments made to and reimbursements received by either Specified Party (or any member of its Group), in each case after the Effective Time, that relate to a business, Asset or Liability of the other Specified Party (or any member of such other Specified Party’s Group) (each, a “Misdirected

Payment”), shall be held in trust by the recipient Specified Party for the use and benefit of the other Specified Party (or member of such other Specified Party’s Group entitled thereto) (at the expense of the party entitled thereto). Each Specified Party shall maintain an accounting of any such Misdirected Payments received by such Specified Party or any member of its Group, and the Specified Parties shall have a monthly reconciliation, whereby all such Misdirected Payments received by each Specified Party are calculated and the net amount owed to the other Specified Party (or members of the other Specified Party’s Group) shall be paid over to the other Specified Party (for further distribution to the applicable members of such other Specified Party’s Group). If at any time the net amount in respect of Misdirected Payments owed to either Specified Party exceeds $1,000,000, an interim payment of such net amount owed shall be made to the Specified Party entitled thereto within three (3) Business Days of such amount exceeding $1,000,000. Notwithstanding the foregoing, neither Specified Party (nor any of the members of its Group) shall act as collection agent for the other Specified Party (or any of the members of its Group), nor shall either Specified Party (or any members of its Group) act as surety or endorser with respect to non-sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

2.6 Worthington Steel Loan Documents; New Worthington Loan Documents; Worthington Steel Share Issuance; Worthington Steel Cash Distribution.

(a) Prior to the Effective Time, Worthington Steel entered into the Worthington Steel Loan Documents. Worthington Steel and New Worthington shall cause all conditions relating to the Worthington Steel Credit Agreement to be satisfied prior to or substantially concurrently with the making of the Worthington Steel Cash Distribution. Worthington Steel and New Worthington agree to take all necessary actions to assure that New Worthington and the other members of the New Worthington Group are not obligated with respect to the obligations pursuant to the Worthington Steel Loan Documents as of the Effective Time (or have been fully released and discharged from such obligations no later than the Effective Time).

(b) Prior to the Effective Time, New Worthington entered into the New Worthington Loan Documents and the New Worthington Loan Documents became effective. New Worthington agrees to take all necessary actions to (i) assure that Worthington Steel and the other members of the Worthington Steel Group are not obligated with respect to the obligations pursuant to the New Worthington Loan Documents as of the Effective Time (or have been fully released and discharged from such obligations no later than the Effective Time) and (ii) cause all requirements of the definition of “Permitted Spinoff” (as defined in the New Worthington Credit Agreement) to be satisfied as of the Effective Time.

(c) Prior to the Effective Time, Worthington Steel shall (i) issue to New Worthington [ ⚫ ] shares of Worthington Steel Stock; and (ii) distribute the Worthington Steel Cash Distribution to New Worthington, in consideration of the transfer of the Worthington Steel Assets to Worthington Steel pursuant to the Separation. In order to effectuate the Worthington Steel Cash Distribution, Worthington Steel shall, sufficiently prior to the Worthington Steel Cash Distribution, (i) issue irrevocable instructions to each Person necessary to cause financing sources party to the Worthington Steel Loan Documents to fund, on behalf of Worthington Steel, the amount of the Worthington Steel Cash Distribution from the proceeds of the Worthington Steel Loan Documents directly to an account of New Worthington designated by New Worthington and (ii) cause its board of directors to take all corporate and other action, and issue irrevocable instructions to any Person, as may be necessary to declare and pay the Worthington Steel Cash Distribution to New Worthington. From and after the Effective Time, Worthington Steel shall, to the fullest extent not prohibited by Law, be precluded from asserting in any judicial proceeding, arbitration or otherwise that the foregoing actions and procedures regarding the Worthington Steel Cash Distribution are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator or otherwise that Worthington Steel is bound to have made the Worthington Steel Cash Distribution and use best efforts to pay the Worthington Steel Cash Distribution amount to New Worthington if such amount is not received by New Worthington prior to or at the Effective Time. New Worthington shall deposit and maintain the Worthington Steel Cash Distribution in one or more segregated bank accounts or money market accounts (the “Segregated Accounts”). For the avoidance of doubt, the Segregated Accounts shall not include, and the Worthington Steel Cash Distribution shall not be deposited in, any money market fund, security or investment other than a bank account or money market account. New Worthington will take into account for Tax purposes all items of income, gain, deduction or loss associated with the Segregated Accounts. Within 180 days following the Distribution, New Worthington will transfer from the Segregated Accounts the entire Worthington Steel Cash Distribution, together with all proceeds earned thereon, to (i) New Worthington’s creditors in satisfaction of outstanding New Worthington indebtedness or (ii) to New Worthington’s shareholders in repurchases of, or distributions with respect to, shares of New Worthington common shares. For the avoidance of doubt, the Worthington Steel Cash Distribution and any proceeds earned thereon shall be used for no other purposes than those described in the preceding sentence.

2.7 Misallocated Assets and Liabilities.

(a) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), insofar as is reasonably possible (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement and such Ancillary Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 2.2.

(b) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), insofar as is reasonably possible (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement and such Ancillary Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.2.

2.8 Disclaimer of Representations and Warranties. EACH OF NEW WORTHINGTON (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NEW WORTHINGTON GROUP) AND WORTHINGTON STEEL (ON BEHALF OF ITSELF AND EACH MEMBER OF THE WORTHINGTON STEEL GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED AS CONTEMPLATED HEREBY OR THEREBY (INCLUDING, WITHOUT LIMITATION, ANY ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED UNDER THIS ARTICLE II AND ARTICLE III), AS TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, AS TO, IN THE CASE OF INTELLECTUAL PROPERTY, NON-INFRINGEMENT OR ANY WARRANTY THAT ANY SUCH INTELLECTUAL PROPERTY IS “ERROR FREE,” OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED, AS APPLICABLE, ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, EXCEPT AS OTHERWISE AGREED, BY MEANS OF A QUITCLAIM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III.

COMPLETION OF THE DISTRIBUTION

3.1 Actions Prior to the Distribution. Following the Separation and prior to the Effective Time, subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. New Worthington shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Securities Law Matters. Worthington Steel shall file with the SEC any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. New Worthington and Worthington Steel shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. New Worthington and Worthington Steel shall take all such action as may be necessary or advisable under the securities or “blue sky” Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Availability of Information Statement. New Worthington shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the New Worthington Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(d) The Distribution Agent. New Worthington shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(e) Stock-Based Employee Benefit Plans. At or prior to the Effective Time, New Worthington and Worthington Steel shall take all actions as may be necessary to approve any applicable awards under the stock-based employee benefit plans of Worthington Steel in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(f) Amended and Restated Articles of Incorporation. New Worthington and Worthington Steel shall take all necessary action that may be required to provide for the adoption by Worthington Steel of the Amended and Restated Articles of Incorporation of Worthington Steel substantially in the form attached hereto as Exhibit A (the “Worthington Steel Articles of Incorporation”).

(g) Officers and Directors. At the Effective Time, the Parties shall take all necessary action so that, as of the Effective Time, the executive officers and directors of Worthington Steel will be as set forth in the Information Statement.

(h) Financings. Prior to or on the Distribution Date, Worthington Steel and New Worthington and each member of the Worthington Steel Group designated by Worthington Steel shall cause all conditions under the Worthington Steel Loan Documents to the availability of the funding and release of funds to Worthington Steel for the purpose of making the Worthington Steel Cash Distribution to be satisfied.

(i) Satisfying Conditions to the Distribution. New Worthington and Worthington Steel shall cooperate to cause the conditions to the Distribution set forth in Section 3.3 to be satisfied and to effect the Distribution at the Effective Time.

3.2 Effecting the Distribution.

(a) Delivery of Worthington Steel Stock. On or prior to the Distribution Date, New Worthington shall deliver to the Agent, for the benefit of the Record Holders, duly executed transfer forms for such number of the outstanding shares of Worthington Steel Stock as is necessary to effect the Distribution.

(b) Distribution of Shares and Cash. New Worthington shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder the following: (i) [ ⚫ ] shares of Worthington Steel Stock for every [ ⚫ ] shares of New Worthington Stock held by such Record Holder as of the Record Date and (ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.2(c). All of the shares of Worthington Steel Stock distributed will be validly issued, fully paid and non-assessable.

(c) No Fractional Shares. No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution. As soon as practicable after the Effective Time, New Worthington shall direct the Agent to determine the number of whole shares and fractional shares of Worthington Steel Stock allocable to each holder of record or beneficial owner of New Worthington Stock as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any Taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer Taxes attributed to such sale. Neither New Worthington nor Worthington Steel shall be required to guarantee any minimum sale price for the fractional shares of Worthington Steel Stock. Neither New Worthington nor Worthington Steel shall be required to pay any interest on the proceeds from the sale of fractional shares.

(d) Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to Section 3.2(c), the beneficial owner of New Worthington Stock held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(e) Transfer Authorizations. Worthington Steel agrees to update its register of members in relation to the transfers of Worthington Steel Stock that New Worthington or the Agent shall require in order to effect the Distribution.

(f) Treatment of Worthington Steel Stock. Until the Worthington Steel Stock is duly transferred in accordance with this Section 3.2 and applicable Law, from and after the Effective Time, Worthington Steel will regard the Persons entitled to receive such Worthington Steel Stock as record holders of Worthington Steel Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Worthington Steel and New Worthington agree that from and after the Effective Time each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Worthington Steel Stock then deemed to be held by such holder.

3.3 Conditions to the Distribution. The consummation of the Distribution shall be subject to the satisfaction or waiver by New Worthington in its sole and absolute discretion, of the following conditions:

(a) Approval by New Worthington Board. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution shall have been approved by the New Worthington Board, and such approval shall not have been withdrawn.

(b) Approval by Worthington Steel Board. This Agreement and the transactions contemplated hereby, including the Distribution and the declaration of the Worthington Steel Cash Distribution shall have been approved by the Worthington Steel Board, and such approval shall not have been withdrawn.

(c) Effectiveness of Form 10; Mailing of Information Statement. The Form 10 registering the Worthington Steel Stock shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein shall have been mailed to New Worthington’s shareholders as of the Record Date.

(d) Listing on NYSE. The Worthington Steel Stock to be distributed to the New Worthington shareholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(e) Securities Laws. The actions and filings necessary or appropriate under applicable securities Laws in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(f) Completion of the Separation. The Separation shall have been completed and (i) as of the Effective Time, New Worthington and the other members of the New Worthington Group shall have no further Liability whatsoever under the Worthington Steel Loan Documents (including in connection with any guarantees provided by any member of the New Worthington Group) and (ii) as of the Effective Time, Worthington Steel and the other members of the Worthington Steel Group shall have no further liability whatsoever under the New Worthington Loan Documents (including in connection with any guarantees provided by any member of the Worthington Steel Group).

(g) Payment of the Worthington Steel Cash Distribution. The Worthington Steel Cash Distribution shall have been validly declared and paid by Worthington Steel.

(h) Officer and Director Resignations. New Worthington will have requested the resignation of each person who is an officer or director of Worthington Steel prior to the Distribution Date and who will continue solely as an officer or director of New Worthington following the Distribution Date.

(i) Distribution Agent Agreement. New Worthington will have entered into a Distribution Agent Agreement with, or provided instructions regarding the Distribution to, the Agent.

(j) Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(k) Governmental Approvals. All material Governmental Approvals, other than with respect to the Shared Permits, necessary to consummate the Distribution and to permit the operation of the Worthington Business and the Worthington Steel Business after the Effective Time, in each case, substantially as conducted on the date hereof, shall have been obtained and be in full force and effect.

(l) No Order or Injunction. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be in effect, and no other event outside the control of New Worthington shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions.

(m) No Circumstances Making Distribution Inadvisable. No events or developments shall have occurred or exist that, in the judgment of the New Worthington Board, in its sole and absolute discretion, make it inadvisable to effect the Distribution or the other transactions contemplated hereby, or would result in the Distribution or the other transactions contemplated hereby not being in the best interest of New Worthington or its shareholders.

(n) Tax Treatment of the Distribution. New Worthington shall have received an opinion of Latham & Watkins LLP regarding the qualification of the Distribution, together with certain related transactions, as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, in form and substance satisfactory to New Worthington in its sole and absolute discretion.

(o) New Worthington Loan Documents. As of the Distribution Date, the transactions contemplated by this Agreement shall constitute a “Permitted Spinoff” (as defined in the New Worthington Credit Agreement).

3.4 Sole Discretion. The foregoing conditions are for the sole benefit of New Worthington and shall not give rise to or create any duty on the part of New Worthington or the New Worthington Board to waive or not waive such conditions or in any way limit New Worthington’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article. Any determination made by the New Worthington Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3 shall be conclusive.

ARTICLE IV.

DISPUTE RESOLUTION

4.1 General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements, including with respect to (i) the validity, interpretation, performance, breach or termination thereof or (ii) whether any Asset or Liability not specifically characterized in this Agreement or its Schedules, whose proper characterization is disputed, is a Worthington Steel Asset, Worthington Asset, Worthington Steel Liability or Worthington Liability, shall be resolved in accordance with the procedures set forth in this Article IV (a “Dispute”), which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in this Article IV or Article V; provided, however, notwithstanding the foregoing, this Article IV shall not apply to any Ancillary Agreement regarding the lease or sublease of real property following an assignment of such agreement or any of the rights or obligations thereunder to a Third Party.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING FROM THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.1(B).

(c) The specific procedures set forth in this Article IV, including the time limits referenced herein, may be modified by agreement of both of the Parties in writing.

(d) Commencing with the Initial Notice contemplated by Section 4.2, all applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IV are pending. The Parties shall take any necessary or appropriate action required to effectuate such tolling.

(e) Commencing with the Initial Notice contemplated by Section 4.2, any communications between the Parties or their representatives in connection with the attempted negotiation of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from disclosure and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the adjudication of any Dispute; provided, that evidence that is otherwise subject to disclosure or admissible shall not be rendered outside the scope of disclosure or inadmissible as a result of its use in the negotiation.

4.2 Negotiation by Senior Executives. The Parties shall seek to settle amicably all Disputes by negotiation. The Parties shall first attempt in good faith to resolve the Dispute by negotiation in the normal course of business at the operational level within fifteen (15) days after written notice is received by either Party regarding the existence of a Dispute (the “Initial Notice”). If the Parties are unable to resolve the Dispute within such fifteen (15)-day period, the Parties shall attempt in good faith to resolve the Dispute by negotiation between executives designated by the Parties who hold, at a minimum, the office of Senior Vice President and/or General Counsel (such designated executives, the “Dispute Committee”). The Parties agree that the members of the Dispute Committee shall have full and complete authority on behalf of their respective Parties to resolve any Disputes submitted pursuant to this Section 4.2. Such Dispute Committee members and other applicable executives shall meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the Dispute Committee and other applicable executives are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in Columbus, Ohio.

4.3 Arbitration.

(a) Any Dispute not finally resolved pursuant to Section 4.2 within sixty (60) days from the delivery of the Initial Notice shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”).

(b) Unless otherwise agreed by the Parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10,000,000; or (ii) by an arbitral tribunal of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $10,000,000.

(c) The language of the arbitration shall be English. The place of arbitration shall be Columbus, Ohio.

(d) The sole arbitrator or arbitral tribunal shall not award any relief not specifically requested by the Parties and, in any event, shall not award any damages of the types prohibited under Section 10.20.

(e) In addition to the ICC Rules, the Parties agree that the arbitrator(s) and the Parties shall be guided by the IBA Rules on the Taking of Evidence in International Arbitration.

(f) The agreement to arbitrate any Dispute set forth in this Section 4.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(g) Without prejudice to this binding arbitration agreement, each Party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Ohio and the federal courts sitting within the State of Ohio in connection with any post-award proceedings or court proceedings in aid of arbitration that are authorized by the Federal Arbitration Act (9 U.S.C. §§ 1-16) or Ohio Arbitration Act (Chapter 2711 of the Ohio Revised Code, R.C. §§ 2711.01 through 2711.24). Judgment upon any awards rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties waive all objections that they may have at any time to the laying of venue of any proceedings brought in such courts, waive any claim that such proceedings have been brought in an inconvenient forum and further waive the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party.

(h) It is the intent of the Parties that the agreement to arbitrate any Dispute set forth in this Section 4.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(i) The Parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with Laws of the State of Ohio, as provided in Section 7.2 and, except as otherwise provided in this Article IV or mutually agreed to in writing by the Parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the Parties pursuant to this Section 4.3.

(j) The sole arbitrator or arbitral tribunal shall award to the prevailing Party, if any, the costs of the arbitrator or tribunal, expert witness fees, and attorneys’ fees reasonably incurred by such prevailing Party or its Affiliates in connection with the arbitration.

(k) The Parties undertake to keep confidential any arbitration conducted under this Article IV, including the existence of the arbitration, all orders and awards in the arbitration, and all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

ARTICLE V.

MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE

5.1 Release of Claims Prior to Distribution.

(a) Except as provided in Section 5.1(c), effective as of the Effective Time, New Worthington does hereby, for itself and each other member of the New Worthington Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the New Worthington Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) Worthington Steel, the respective members of the Worthington Steel Group, their respective Affiliates, successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Worthington Steel Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from (A) all New Worthington Liabilities whatsoever, (B) all Liabilities arising from, or in connection with, the transactions and all other activities to implement the Separation and Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the New Worthington Business, the New Worthington Assets or New Worthington Liabilities.

(b) Except as provided in Section 5.1(c), effective as of the Effective Time, Worthington Steel does hereby, for itself and each other member of the Worthington Steel Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Worthington Steel Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) New Worthington, the respective members of the New Worthington Group, their respective Affiliates (other than any member of the Worthington Steel Group), successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the New Worthington Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from (A) all Worthington Steel Liabilities whatsoever, (B) all Liabilities arising from, or in connection with, the transactions and all other activities to implement the Separation and Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case of this clause (C), to the extent relating to, arising out of or resulting from the Worthington Steel Business, the Worthington Steel Assets or the Worthington Steel Liabilities.

(c) Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.3(b) or (c) or the applicable schedules hereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Worthington Steel Group or the New Worthington Group that is specified in Section 2.3(b) or (c) as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.3(b) or (c) as not to terminate as of the Effective Time;

(ii) any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any member of the New Worthington Group, on the one hand, and any member of the Worthington Steel Group, on the other hand;

(iii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement or any Ancillary Agreement (including any Worthington Liability and any Worthington Steel Liability, as applicable); or

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Specified Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and any other applicable provisions of this Agreement or the applicable Specified Ancillary Agreement.

(d) In addition, nothing contained in Section 5.1(a) or (b) shall release New Worthington from honoring its obligations to indemnify any person who was a director, officer or employee of a member of the New Worthington Group or the Worthington Steel Group on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to indemnification by New Worthington immediately prior to the Effective Time pursuant to indemnification obligations existing as of the Effective Time; it being understood that, if the underlying obligation giving rise to such Action is a Worthington Steel Liability, Worthington Steel shall indemnify New Worthington for such Liability (including New Worthington’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(e) New Worthington shall not make, and shall not permit any member of the New Worthington Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Worthington Steel or any member of the Worthington Steel Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Worthington Steel shall not make, and shall not permit any member of the Worthington Steel Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against New Worthington or any member of the New Worthington Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(f) Notwithstanding Section 4.3(j), any breach of the provisions of this Section 5.1 by either New Worthington or Worthington Steel shall entitle the other Party to recover reasonable fees and expenses of counsel in connection with such breach or any Action resulting from such breach.

5.2 Indemnification by New Worthington. Except as otherwise specifically set forth in this Agreement or any Specified Ancillary Agreement, to the fullest extent permitted by Law, New Worthington shall, and shall cause the other members of the New Worthington Group to, indemnify, defend and hold harmless Worthington Steel, each member of the Worthington Steel Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Worthington Steel Indemnitees”), from and against any and all Liabilities of the Worthington Steel Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any New Worthington Liabilities, including any failure of New Worthington or any other member of the New Worthington Group or any other Person to pay, perform or otherwise promptly discharge any New Worthington Liabilities in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b) any breach by New Worthington or any member of the New Worthington Group of this Agreement or any of the Ancillary Agreements (other than the Specified Ancillary Agreements);

(c) any third-party claims that the use of the Worthington Steel Intellectual Property by any member of the New Worthington Group (or their permitted sublicensees) pursuant to this Agreement or otherwise infringes the Intellectual Property rights of such third party, other than any such claims in connection with the performance by any member of the New Worthington Group of its contractual obligations for the benefit of any member of the Worthington Steel Group pursuant to the Transition Services Agreement or any other agreement between a member of the New Worthington Group and a member of the Worthington Steel Group;

(d) except to the extent that it relates to a Worthington Steel Liability, any guarantee, indemnification or contribution obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of New Worthington or any member of the New Worthington Group by Worthington Steel or any member of the Worthington Steel Group that survives following the Effective Time; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Worthington Steel shall have furnished any amendments or supplements thereto) or any other Disclosure Document specifically relating to (i) the New Worthington Business, New Worthington Assets or New Worthington Liabilities or (ii) the New Worthington Group as of and after the Effective Time.

Notwithstanding the foregoing, in no event shall New Worthington or any other member of the New Worthington Group have any obligations under this Section 5.2 with respect to Liabilities subject to indemnification pursuant to Section 5.3.

5.3 Indemnification by Worthington Steel. Except as otherwise specifically set forth in this Agreement or any Specified Ancillary Agreement, to the fullest extent permitted by Law, Worthington Steel shall, and shall cause the other members of the Worthington Steel Group to, indemnify, defend and hold harmless New Worthington, each member of the New Worthington Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “New Worthington Indemnitees”), from and against any and all Liabilities of the Worthington Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Worthington Steel Liabilities, including any failure of Worthington Steel or any other member of the Worthington Steel Group or any other Person to pay, perform or otherwise promptly discharge any Worthington Steel Liabilities in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b) any breach by Worthington Steel or any member of the Worthington Steel Group of this Agreement or any Ancillary Agreements, including the failure by Worthington Steel to pay the Worthington Steel Cash Distribution to New Worthington (other than the Specified Ancillary Agreements);

(c) any third-party claims that the use of the Licensed Intellectual Property by any member of the Worthington Steel Group (or their permitted sublicensees) pursuant to this Agreement or otherwise infringes the Intellectual Property rights of such third party;

(d) any guarantee, indemnification or contribution obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Worthington Steel or any member of the Worthington Steel Group by New Worthington or any member of the New Worthington Group that survives following the Effective Time; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Worthington Steel shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in Section 5.2(e).

5.4 Indemnification Obligations Net of Insurance Proceeds.

(a) The Parties intend that any Liability subject to indemnification or contribution pursuant to this Article V shall be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) It is expressly agreed and understood that all rights to indemnification, contribution and reimbursement pursuant to this Article V are in excess of all available insurance. Without limiting the foregoing, the Parties agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the Liability allocation, indemnification and contribution provisions hereof. Accordingly, any provision herein that could have the result of giving any insurer or other Third Party such a “windfall” shall be suspended or amended to the extent necessary to not provide such “windfall.” Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorney’s fees and expenses) to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article V. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items that (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a Third Party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Each of Worthington Steel and New Worthington shall, and shall cause the members of its Group to, when appropriate, use commercially reasonable efforts to obtain waivers of subrogation for each of the insurance policies described in Section 5.16. Each of Worthington Steel and New Worthington hereby waives, for itself and each member of its Group, its rights to recover against the other Party in subrogation or as subrogee for a third Person.

(d) For all claims as to which indemnification is provided under Section 5.2 or 5.3 other than Third-Party Claims (as to which Section 5.5 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

5.5 Procedures for Indemnification of Third-Party Claims.

(a) If, at or after the date of this Agreement, an Indemnitee shall receive written notice from, or otherwise learn of the assertion by, a Person (including any Governmental Authority) who is not a member of the New Worthington Group or the Worthington Steel Group (a “Third Party”) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or, subject to Section 5.13, any Specified Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of receipt of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party was prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b) Subject to the terms and conditions of any applicable insurance policy in place after the Effective Time, an Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel; provided, that the Indemnifying Party will not select counsel without the Indemnitee’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, an Indemnifying Party may not elect to defend such Third-Party Claim in the event that defense of such Third Party Claim would void or otherwise adversely impact the Indemnitee’s insurance policy. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as otherwise expressly set forth herein.

(c) If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim, is not permitted to elect to defend a Third-Party Claim pursuant to Section 5.5(b), or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee, such Indemnitee shall have the right to control the defense of such Third-Party Claim, in which case the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim in circumstances where an Indemnifying Party is permitted to make such an election pursuant to Section 5.5(b), an Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iii) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (iv) there occurs a change of control of the Indemnifying Party. In addition to the foregoing and the last sentence of Section 5.2(b), if any Indemnitee determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as appropriate) and to participate in (but not control) the defense, compromise, or settlement of the applicable Third-Party Claim, and the Indemnifying Party shall bear the reasonable fees and expenses of one such counsel and local counsel (as appropriate) for all Indemnitees.

(e) An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend or that is not permitted to elect or defend pursuant to Section 5.5(b), any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as appropriate) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 5.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing and the last sentence of Section 5.2(b), if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as appropriate) and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one such counsel and local counsel (as appropriate) for all Indemnitees.

(f) Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of Liability, wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party, the members of the other Party’s respective Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(g) The provisions of this Section 5.5 (other than this Section 5.5(g)) and the provisions of Section 5.6 (other than Section 5.6(f)) shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

(h) The Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to keep the Indemnitee reasonably informed of the progress of the Third-Party Claim and to notify the Indemnitee when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was resolved by settlement, verdict, dismissal or otherwise.

5.6 Additional Matters.

(a) Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. THE COVENANTS AND OBLIGATIONS CONTAINED IN THIS ARTICLE V SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE AND (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER.

(b) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If after such thirty (30)-day period, such claim is not resolved, Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Specified Ancillary Agreements. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.6(b) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.6(b).

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action for which indemnification is sought pursuant to Section 5.2 or 5.3 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant for the portion of the Action related to such indemnification claim.

(e) In the event that either Party establishes a risk accrual in an amount of at least $1,000,000 with respect to any Third-Party Claim for which the other Party has sought indemnification pursuant to Section 5.3, such Party shall notify the other Party of the existence and amount of such risk accrual (i.e., when the accrual is recorded in the financial statements as an accrual for a potential liability), subject to the Parties entering into an appropriate agreement with respect to the confidentiality and/or privilege thereof.

(f) Unless otherwise required by applicable Law, the Parties will treat any indemnity payment made pursuant to this Agreement or any Ancillary Agreement by New Worthington to Worthington Steel, or vice versa, in the same manner as if such payment were a non-taxable distribution or capital contribution, as the case may be, made immediately prior to the Distribution, except to the extent that New Worthington and Worthington Steel treat a payment as the settlement of an Intercompany liability; provided, however, that any such payment that is made or received by a Person other than New Worthington or Worthington Steel, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for New Worthington or Worthington Steel, in each case as appropriate.

(g) In the case of any Action involving a matter contemplated by Section 5.15(c), (i) if there is a conflict of interest that under applicable rules of professional conduct would preclude legal counsel for one Party or one of its Subsidiaries representing another Party or one of its Subsidiaries or (ii) if any Third-Party Claim seeks equitable relief that would restrict or limit the future conduct of the non-responsible Party or one of its Subsidiaries or the business or operations of such non-responsible Party or one of its Subsidiaries, then the non-responsible Party shall be entitled to retain, at its expense, separate legal counsel to represent its interest and to participate in the defense, compromise, or settlement of that portion of the Third-Party Claim against that Party or one of its Subsidiaries.

(h) THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.

5.7 Survival of Indemnities. The rights and obligations of each of Worthington Steel and New Worthington and their respective Indemnitees under this Article V shall survive (a) the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities, and (b) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

5.8 Right of Contribution.

(a) Contribution. If any right of indemnification contained in this Article V is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts (including any costs, expenses, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof) paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 5.8 in circumstances in which the indemnification is unavailable because of a fault associated with the business conducted by Worthington Steel, New Worthington or a member of their respective Groups, (i) any fault associated with the business conducted with the New Worthington Assets or New Worthington Liabilities (except for the gross negligence or intentional misconduct of Worthington Steel or a member of the Worthington Steel Group) or with the ownership, operation or activities of the New Worthington Business shall be deemed to be the fault of New Worthington and the members of the New Worthington Group, and no such fault shall be deemed to be the fault of Worthington Steel or a member of the Worthington Steel Group; and (ii) any fault associated with the business conducted with the Worthington Steel Assets or the Worthington Steel Liabilities (except for the gross negligence or intentional misconduct of New Worthington or the members of the New Worthington Group) or with the ownership, operation or activities of the Worthington Steel Business shall be deemed to be the fault of Worthington Steel and the members of the Worthington Steel Group, and no such fault shall be deemed to be the fault of New Worthington or the members of the New Worthington Group.

(c) Contribution Procedures. The provisions of Sections 5.5 and 5.6 shall govern any contribution claims.

5.9 Covenant Not to Sue (Liabilities and Indemnity). Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Worthington Steel Liabilities by Worthington Steel or a member of the Worthington Steel Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (b) the provisions of this Article V are void or unenforceable for any reason.

5.10 No Impact on Third Parties. For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article V are made only for purposes of allocating responsibility for Liabilities between the Worthington Steel Group, on the one hand, and the New Worthington Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any third parties.

5.11 No Cross-Claims or Third-Party Claims. Each of New Worthington and Worthington Steel agrees that it shall not, and shall not permit the members of its respective Group to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any member of the Worthington Steel Group or New Worthington Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof, which in each such case shall be asserted only as contemplated by Article IV.

5.12 Severability. If any indemnification provided for in this Article V is determined by the sole arbitrator or arbitral tribunal (as the case may be) to be invalid, void or unenforceable, the liability shall be apportioned between the Indemnitee and the Indemnifying Party as determined in a separate proceeding in accordance with Article IV.

5.13 Specified Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Specified Ancillary Agreement contains any indemnification obligation or contribution obligation relating to any Worthington Steel Liability, Worthington Liability, Worthington Steel Asset or Worthington Asset contributed, assumed, retained, transferred, delivered, conveyed or governed pursuant to such Specified Ancillary Agreement or any Loss under such Specified Ancillary Agreement, as applicable, the indemnification obligations and contribution obligations contained herein shall not apply to such Worthington Steel Liability, Worthington Liability, Worthington Steel Asset or Worthington Asset or to such Loss and instead the indemnification obligations and/or contribution obligations set forth in such Specified Ancillary Agreement, as applicable, shall govern with regard to such Worthington Steel Liability, Worthington Liability, Worthington Steel Asset or Worthington Asset or such Loss.

5.14 Exclusivity. Except as otherwise provided in Section 10.14, the sole and exclusive remedy for any and all claims, Liabilities or other matters based upon, relating to or arising from this Agreement or any Ancillary Agreement (other than the Specified Ancillary Agreements) or the transactions contemplated hereby or thereby shall be the rights of indemnification set forth in this Article V, and no Person shall have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. This Section 5.14 shall not operate to interfere with or impede the operation of the covenants contained in this Agreement or any Ancillary Agreement (other than the Specified Ancillary Agreements), with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief).

5.15 Cooperation in Defense and Settlement.

(a) With respect to any Third-Party Claim that implicates both Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the Parties the attorney-client privilege, joint defense or other privilege with respect thereto).

(b) To the extent there are documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or Liability of a particular Action, such Party shall provide to the other Party (at such other Party’s cost and expense) reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such Action.

(c) Each of Worthington Steel and New Worthington agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a Third Party with respect to which a Party (or the members of its Group) is a named defendant, but the defense of such Action and any recovery in such Action is otherwise not a Liability allocated under this Agreement or any Ancillary Agreement to that Party, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contributions therewith.

5.16 Insurance Matters.

(a) The Parties intend by this Agreement that, to the extent permitted under the terms of any applicable insurance policy, Worthington Steel, each other member of the Worthington Steel Group and each of their respective directors, officers and employees will be successors in interest and/or additional insureds and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Effective Time (with respect to events occurring or claimed to have occurred before the Effective Time) as a Subsidiary, Affiliate, division, director, officer or employee of New Worthington before the Effective Time under any insurance policy, including any rights that Worthington Steel, any other member of the Worthington Steel Group or any of its or their respective directors, officers, or employees may have as an insured or additional named insured, Subsidiary, Affiliate, division, director, officer or employee to avail itself, himself or herself of any policy of insurance or any agreements related to the policies in effect before the Effective Time, with respect to events occurring before the Effective Time.

(b) After the Effective Time, New Worthington (and each other member of the New Worthington Group) and Worthington Steel (and each other member of the Worthington Steel Group) shall not, without the consent of Worthington Steel or New Worthington, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any insurance policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other Party with respect to insurance coverage otherwise afforded to such other Party for pre-Distribution claims; provided, however, that the foregoing shall not (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability or (iii) require any member of any Group to renew, extend or continue any policy in force.

(c) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

(d) No member of the New Worthington Group or any Worthington Indemnitee will have any Liabilities whatsoever as a result of the insurance policies as in effect at any time before the Effective Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(e) Except to the extent otherwise provided in Section 5.16(b), in no event will New Worthington, any other member of the New Worthington Group or any Worthington Indemnitee have any Liability or obligation whatsoever to any member of the Worthington Steel Group if any insurance policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the Worthington Steel Group for any reason whatsoever or is not renewed or extended beyond the current expiration date of any such insurance policy.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any members of the New Worthington Group in respect of any insurance policy or any other contract or policy of insurance.

(g) Nothing in this Agreement will be deemed to restrict any member of the Worthington Steel Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period. Worthington Steel will acquire its own insurance policies covering the Worthington Steel Group and each of their respective directors, officers and employees with respect to events occurring after the Effective Time.

(h) To the extent that any insurance policy provides for the reinstatement of policy limits, and both New Worthington and Worthington Steel desire to reinstate such limits, the cost of reinstatement will be shared by New Worthington and Worthington Steel as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(i) For purposes of this Agreement, “Covered Matter” shall mean any matter, whether arising before or after the Effective Time, with respect to which any Worthington Steel Indemnitee may seek to exercise any right under any insurance policy pursuant to this Section 5.16. If Worthington Steel receives notice or otherwise learns of any Covered Matter, Worthington Steel shall promptly give New Worthington written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter and any Joint Claim, New Worthington shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to Worthington Steel. If New Worthington or another member of the New Worthington Group fails to notify Worthington Steel within fifteen (15) days that it has submitted an insurance claim with respect to a Covered Matter or Joint Claim, Worthington Steel shall be permitted to submit (on behalf of the applicable Worthington Steel Indemnitee) such insurance claim.

(j) Each of Worthington Steel and New Worthington will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection with such Party’s insurance matters.

5.17 Guarantees, Letters of Credit and Other Obligations.

(a) On or prior to the Effective Time or as soon as practicable thereafter, New Worthington shall (with the reasonable cooperation of the applicable members of the New Worthington Group) use its commercially reasonable efforts to have any members of the Worthington Steel Group removed as guarantor of or obligor for any Worthington Liability. On or prior to the Effective Time or as soon as practicable thereafter, Worthington Steel shall (with the reasonable cooperation of the applicable members of the Worthington Steel Group) use its commercially reasonable efforts to have any members of the New Worthington Group removed as guarantor of or obligor for any Worthington Steel Liabilities.

(b) On or prior to the Effective Time or as soon as practicable thereafter, (i) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the Worthington Steel Group with respect to Worthington Liabilities, New Worthington shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which New Worthington would be reasonably unable to comply or (B) which would be reasonably expected to be breached and (ii) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the New Worthington Group with respect to Worthington Steel Liabilities, Worthington Steel shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Worthington Steel would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.17, (i) with respect to Worthington Liabilities, (A) New Worthington shall, and shall cause the other members of the New Worthington Group to, indemnify, defend and hold harmless each of the Worthington Steel Indemnitees from and against any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable Worthington Steel Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) New Worthington shall not, and shall cause the other members of the New Worthington Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the Worthington Steel Group is or may be liable unless all obligations of the members of the Worthington Steel Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Worthington Steel in its sole and absolute discretion and (ii) with respect to Worthington Steel Liabilities, (A) Worthington Steel shall, and shall cause the other members of the Worthington Steel Group to, indemnify, defend and hold harmless each of the Worthington Indemnitees for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable New Worthington Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) Worthington Steel shall not, and shall cause the other members of the Worthington Steel Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the New Worthington Group is or may be liable unless all obligations of the members of the New Worthington Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to New Worthington in its sole and absolute discretion.

ARTICLE VI.

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of New Worthington and Worthington Steel, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of the members of its Group to the extent that: (i) such Information relates to the Worthington Steel Business or any Worthington Steel Asset or Worthington Steel Liability, if Worthington Steel is the requesting party, or to the New Worthington Business or any Worthington Asset or Worthington Liability, if New Worthington is the requesting party; (ii) such Information is required by the requesting party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting party to comply with any obligation imposed by any Governmental Authority, applicable law, rule, professional standard, regulation, policy statement, court order, legal, judicial, or administrative process, other similar process (whether by oral questions, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand, or other similar process, or by the Securities and Exchange Commission or the New York Stock Exchange or any other regulatory or self-regulatory authority); provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of the Parties under Section 6.4.

6.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.1 or 6.7 shall remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

6.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall reflect the providing Party’s actual costs and expenses.

6.4 Record Retention.

(a) The Parties agree and acknowledge that following the Effective Time, it is likely that each Party will have some of the Tangible Information of the other Party stored at its facilities or at Third Party records storage locations arranged for by such Party (each, a “Records Facility”) and the cost of any Third Party Records Facility where Tangible Information belonging to both members of the Worthington Steel Group, on the one hand, and members of the New Worthington Group, on the other hand, is stored shall be split equitably between the Worthington Steel Group and the New Worthington Group.

(b) Each Party shall use the same degree of care (but no less than a reasonable degree of care) as it takes to preserve confidentiality for its own similar Information: (i) to maintain the Stored Records at its Record Facility in accordance with its regular records retention policies and procedures and the terms of this Section 6.4; and (ii) to comply with the requirements of any “litigation hold” that relates to Stored Records at its Record Facility that relates to (x) any Action that is pending as of the Effective Time or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Party storing such Stored Records has received a written notice of the applicable “litigation hold” from the other Party; provided, that such other Party shall be obligated to provide the Party storing such Stored Records with timely notice of the termination of such “litigation hold.”

(c) Each Party shall, from time to time, at the reasonable request of the other Party, provide such other Party with technical assistance and information in respect to any claims brought against such other Party involving the conduct of the Worthington Steel Business or the New Worthington Business, as applicable, prior to the Effective Time, including by making available employees of such Party’s Group and consultation and appearances of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings. The Party receiving such assistance and information shall reimburse the other Party for its reasonable out-of-pocket costs (travel, hotels, etc.) of providing such services, consistent with the receiving Party’s policies and practices regarding such expenditures.

6.5 Limitations of Liability. No Party shall have any liability to any other Party relating to or arising out of (a) any Information exchanged or provided pursuant to Section 6.1 that is found to be inaccurate in the absence of willful misconduct by the Party providing such Information or (b) the destruction of any Information after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth herein or any Ancillary Agreement.

(b) Either Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information and (ii) deliver to the providing Party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting Party.

(c) When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 6.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party shall promptly, after request of the other Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information, certify to the other Party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

6.7 Auditors and Audits.

(a) Until the first Worthington Steel fiscal year end occurring after the Effective Time and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs, each Party shall provide or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated by the SEC and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

(b) In the event a Party restates any of its financial statements that include such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the 2023 fiscal year and the five (5) year period ending May 31, 2023, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the SEC that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the SEC, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the SEC, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Time have been and shall be rendered for the collective benefit of each of the members of the New Worthington Group and the Worthington Steel Group, and that each of the members of the New Worthington Group and the Worthington Steel Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided after the Effective Time, which services will be rendered solely for the benefit of the New Worthington Group or the Worthington Steel Group, as the case may be.

(b) The Parties agree as follows:

(i) New Worthington shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the New Worthington Business, whether or not the Privileged Information is in the possession or under the control of a member of the New Worthington Group or the Worthington Steel Group; New Worthington shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any New Worthington Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the New Worthington Group or the Worthington Steel Group;

(ii) Worthington Steel shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Worthington Steel Business, whether or not the Privileged Information is in the possession or under the control of a member of the New Worthington Group or the Worthington Steel Group; Worthington Steel shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Worthington Steel Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the New Worthington Group or the Worthington Steel Group; and

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information or unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article IV to resolve any Disputes as to whether any information relates solely to the New Worthington Business, solely to the Worthington Steel Business, or to both the New Worthington Business and the Worthington Steel Business.

(c) Subject to Sections 6.8(d) and 6.8(e), the Parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the written consent of the other Party.

(d) If any dispute arises between the Parties, or any member of their respective Groups, regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e) Upon receipt by any member of the Worthington Steel Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which New Worthington or any of its Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Worthington Steel obtains knowledge that any of its, or any member of the Worthington Steel Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Worthington Steel shall promptly provide written notice to New Worthington of the existence of the request (which notice shall be delivered to New Worthington no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide New Worthington a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Upon receipt by any member of the New Worthington Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Worthington Steel or any member of the Worthington Steel Group has the sole right hereunder to assert a privilege or immunity, or if New Worthington obtains knowledge that any of its, or any member of the New Worthington Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, New Worthington shall promptly provide written notice to Worthington Steel of the existence of the request (which notice shall be delivered to Worthington Steel no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide Worthington Steel a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access to, Information pursuant to this Agreement and the transfer of the Assets and retention of the Worthington Steel Assets by Worthington Steel are made and done in reliance on the agreement of the Parties set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that: (i) the exchange or retention by one Party to the other Party of any Privileged Information that should not have been transferred or retained, as the case may be, pursuant to the terms of this Article VI shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving or retaining such Privileged Information shall promptly return or transfer, as the case may be, such Privileged Information to the Party who has the right to assert the privilege or immunity.

(h) In furtherance of, and without limitation to, the Parties’ agreement under this Section 6.8, New Worthington and Worthington Steel shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality.

(a) Confidentiality. From and after the Effective Time, subject to Section 6.10 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, New Worthington, on behalf of itself and each of its Subsidiaries, and Worthington Steel, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to New Worthington’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential or proprietary Information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential or proprietary Information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential or proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential or proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential or proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Subsidiaries. The foregoing restrictions shall not apply in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. If any confidential or proprietary Information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first Party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential or proprietary Information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other Party addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 6.10. Without limiting the foregoing, when any Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option, promptly after receiving a written notice from the disclosing Party, either return to the disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) the Party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the Party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its respective Subsidiaries may presently have and, after the Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Effective Time or (ii) that, as between the two parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

6.10 Protective Arrangements. In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law or the rules of any stock exchange on which the shares of the Party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other Party (other than with respect to any such Information furnished pursuant to the provisions of Section 6.1 or 6.7, as applicable) that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with written notice of such request or demand (to the extent legally permitted) as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

6.11 Witness Services. At all times from and after the Effective Time, each of New Worthington and Worthington Steel shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.11 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

6.12 Personal Data.

(a) The Parties acknowledge that (i) New Worthington is a “controller” as such term is set forth in the GDPR (a “Data Controller”) with respect to the Processing of the New Worthington Personal Data prior to and after the Effective Time, (ii) Worthington Steel and New Worthington are separate Data Controllers with respect to the Processing of Worthington Steel Personal Data prior to the Effective Time, and (iii) Worthington Steel remains a Data Controller with respect to the Processing of the Worthington Steel Personal Data from and after the Effective Time. As such, from and after the Effective Time, Worthington Steel shall comply with the requirements of Data Protection Laws applicable to Data Controllers in connection with the Worthington Steel Personal Data and this Agreement and shall not knowingly do anything or permit anything to be done which might lead to a breach by New Worthington or its Affiliates of the Data Protection Laws.

(b) Both Parties shall cooperate to ensure that their Processing of Personal Data hereunder does and will comply with all applicable Data Protection Laws and take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Data Protection Laws. Nothing in this Section 6.12 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Data Protection Laws.

ARTICLE VII.

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

7.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with each other Party hereto, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Third-Party consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Worthington Steel Assets and the assignment and assumption of the Worthington Steel Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party all of the transferring Party’s right, title and interest to the Assets allocated to such Party by this Agreement or any Ancillary Agreement, in each case, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, New Worthington and Worthington Steel in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of New Worthington or Subsidiary of Worthington Steel, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

7.2 Performance. New Worthington shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the New Worthington Group. Worthington Steel shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Worthington Steel Group. Each Party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 7.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such Party to violate this Agreement or any Ancillary Agreement or materially impair such Party’s ability to consummate the transactions contemplated hereby or thereby.

7.3 No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a) Each of the Parties agrees that this Agreement shall not include any noncompetition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group. Except as expressly provided herein, or in the Ancillary Agreements, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) subject to Section 7.6, employ or otherwise engage any officer, director or employee of the other Group.

(b) Except as expressly provided herein, or in the Ancillary Agreements, the Parties hereby acknowledge and agree that if any Person that is a member of a Group, including any officer or director thereof, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, the other Group shall not have an interest in, or expectation that such opportunity be offered to it or that it be offered an opportunity to participate therein, and any such expectation with respect to such opportunity, is hereby renounced by such Group. Accordingly, except as expressly provided herein, or in the Ancillary Agreements, (i) neither Group will be under any obligation to present, communicate or offer any such opportunity to the other Group and (ii) each Group has the right to hold any such opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such opportunity to any Person or Persons other than the other Group, and, to the fullest extent permitted by Law, neither Group shall have or be under any duty to the other Group and shall not be liable to the other Group for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that such Group or any of its officers or directors pursues or acquires the opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the opportunity to another Person, or such Group does not present, offer or communicate information regarding the opportunity to the other Group.

(c) For the purposes of this Section 7.3, “corporate opportunities” of a Group shall include business opportunities that such Group is financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

7.4 Mail Forwarding. (a) New Worthington agrees that following the Effective Time it shall use its commercially reasonable efforts to forward to Worthington Steel any correspondence relating to the Worthington Steel Business (or a copy thereof to the extent such correspondence relates to both the Worthington Steel Business and the New Worthington Business) that is delivered to New Worthington and (b) Worthington Steel agrees that following the Effective Time it shall use its commercially reasonable efforts to forward to New Worthington any correspondence relating to the New Worthington Business (or a copy thereof to the extent such correspondence relates to both the New Worthington Business and the Worthington Steel Business) that is delivered to Worthington Steel.

7.5 Non-Disparagement. Each of the Parties shall not and shall direct their respective Groups and their respective officers and employees not to make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages the other Group or any of their respective officers, directors or employees.

7.6 Non-Solicitation Covenant. For a period of one (1) year from and after the Effective Time, neither Party shall, and shall ensure that the other members of such Party’s Group shall not, directly or indirectly, solicit or hire any manager-level and above employees of the other Party’s Group without the prior written consent of New Worthington or Worthington Steel, as applicable; provided, however, that this Section 7.6 shall not prohibit any general offers of employment to the public, including through a bona fide search firm, so long as it is not specifically targeted toward employees of the New Worthington Group or Worthington Steel Group, as applicable.

7.7 Order of Precedence.

(a) Notwithstanding anything to the contrary in this Agreement or any Specified Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and any Specified Ancillary Agreement, the provisions of such Specified Ancillary Agreement shall prevail.

(b) The Parties acknowledge and confirm that, notwithstanding anything to the contrary in the Transfer Documents, (i) to the extent that any provision of the Transfer Documents conflicts with this Agreement, this Agreement shall be deemed to control with respect to the subject matter thereof and (ii) the Transfer Documents shall not be deemed in any way to amend, expand, restrict or otherwise modify such parties’ rights and obligations set forth in this Agreement.

7.8 New Worthington Marks.

(a) Except as provided in this Section 7.8 or in the Trademark License Agreement:

(i) Worthington Steel acknowledges and agrees that the New Worthington Marks are owned solely by the New Worthington Group, and that none of the Worthington Steel Group shall have any right, title or interest in and to the New Worthington Marks; and

(ii) following the Separation, the Worthington Steel Group shall not: (A) use any of the New Worthington Marks, the New Worthington-Formative Marks or any Trademarks or domain names confusingly similar to or embodying any of the New Worthington Marks, either alone or in combination with other words or elements; (B) seek to register any New Worthington-Formative Marks, (C) challenge any rights of the New Worthington Group in any New Worthington-Formative Marks or their rights to register the same; (D) challenge the validity or enforceability of any of the New Worthington-Formative Marks; or (E) assist any third party in connection with any of the foregoing.

(b) In furtherance of Worthington Steel’s obligations in Section 7.8(a) above, except as provided in the Trademark License Agreement, as soon as possible following the Separation but not later than one year thereafter, the Worthington Steel Group shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease all use of the New Worthington Marks; provided, however, that the Worthington Steel Group shall not be in violation of this Section 7.8(b) by reason of:

(i) the appearance of the New Worthington Marks in or on any tools, dies, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other Worthington Steel Assets that are used for internal purposes only in connection with the Worthington Steel Business; provided that Worthington Steel reasonably endeavors to remove such appearances of the New Worthington Marks in the ordinary course of the operation of the Worthington Steel Business;

(ii) the appearance of the New Worthington Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a Contract prior to the Separation, and that generally are in the public domain, or any other similar uses by any such third party over which none of the Worthington Steel Group have control; or

(iii) the use by the Worthington Steel Group of the New Worthington Marks in a non-trademark manner for purposes of notifying customers or the general public of the Separation.

ARTICLE VIII.

INTELLECTUAL PROPERTY LICENSES

8.1 License to Worthington Steel.

(a) Licensed Intellectual Property. New Worthington, on behalf of itself and the New Worthington Group, hereby grants to the Worthington Steel Group a perpetual, irrevocable, royalty-free, fully paid up, non-transferrable (except as permitted pursuant to Section 8.1(g)), non-exclusive license to use the Licensed Intellectual Property in connection the Worthington Steel Business. The foregoing license includes the right (i) to make, have made, use, sell, offer for sale, and import products and services, and (ii) to publish, display, reproduce, copy, create derivative works of, enhance, and otherwise exploit such Licensed Intellectual Property, in each case, in connection with the operation of the Worthington Steel Business.

(b) Ownership of Improvements. As between the Parties, any derivative works, enhancements or other improvements to the Licensed Intellectual Property made or created by or on behalf of any member of the Worthington Steel Group shall be owned by Worthington Steel or its applicable Affiliate.

(c) Sublicensing. The license to the Worthington Steel Group pursuant to Section 8.1(a) shall be sublicensable solely as and to the extent necessary (i) to service providers of the Worthington Steel Group in connection with the provision of services to the Worthington Steel Group, which services require the use of the Licensed Intellectual Property, but not for the benefit of such service providers, and (ii) to customers of the Worthington Steel Group in connection with their purchase of products and services from the Worthington Steel Group. Worthington Steel shall require such permitted sublicensees in writing to comply with the limited scope of any such sublicense, and with confidentiality obligations consistent with Article VI.

(d) Limitations. All Licensed Intellectual Property is licensed as such Intellectual Property exists as of the Effective Time and subject to any and all licenses that have been granted by New Worthington, its Affiliates or its or their predecessors-in-interest with respect thereto prior to the Effective Time. There is no obligation to provide upgrades, updates, enhancements, improvements, support or maintenance to any of the Licensed Intellectual Property. Without limiting the generality of the foregoing, nothing contained in this Section 8.1 shall be construed as:

(i) requiring the filing of any patent application or application to register any other Intellectual Property, the securing of any patent or Intellectual Property registration, or the maintaining of any patent or Intellectual Property in force;

(ii) an agreement to bring or prosecute actions or suits against third parties for infringement or misappropriation; or

(iii) an obligation to furnish any assistance or any technical support.

(e) Notification of Infringement. Worthington Steel shall promptly notify New Worthington if Worthington Steel or any of its Affiliates becomes aware of any activities of a third party that reasonably appear to be an infringement of any item of Licensed Intellectual Property.

(f) Confidentiality. Worthington Steel shall maintain the confidentiality of trade secrets and other non-public Intellectual Property included in the Licensed Intellectual Property in accordance with Article VI.

(g) Assignment.

(i) Except as set forth in Section 8.1(c) and in this Section 8.1(g)(i), the license granted pursuant to Section 8.1(a) may not, without the prior written consent of New Worthington, be assigned, sublicensed or otherwise transferred in whole or in part by any member of the Worthington Steel Group, by operation of Law or otherwise (which shall be deemed to include a change of control of any member of the Worthington Steel Group), and any attempt to do so shall be null and void; provided, however, that any member of the Worthington Steel Group may, without New Worthington’s consent (A) transfer all or a part of its rights and obligations under this Section 8.1 to its Affiliates for so long as they remain Affiliates of Worthington Steel; (B) transfer all of its rights and obligations under this Section 8.1 to any third party in connection with an acquisition of all or substantially all of the Worthington Steel Business (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise) or (C) transfer all or part of its rights and obligations under this Section 8.1 or sublicense any of the licenses granted hereunder to any third party in connection with an acquisition of any discrete operating business unit or division of the Worthington Steel Business (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise); provided that, in each of the cases (B) – (C), (x) upon such transfer, the license shall only be used in connection with the operation of the business, business unit or division being sold, and (y) the transfer or sublicense is limited solely to the business unit or division being sold; and provided further that, in each of the cases (A) – (C), such transferee, sublicensee, assignee or successor agrees to be bound by this Section 8.1.

(ii) For the avoidance of doubt, New Worthington and its Affiliates shall be free to transfer the Licensed Intellectual Property without any consent or sell, transfer, assign, dispose of in any way, license, sublicense and grant any kind of rights with respect to any Licensed Intellectual Property to any Person and impose any kind of restrictions to any Person relating to or in connection with any Licensed Intellectual Property; provided, however, in each case, that the license and rights granted to the Worthington Steel Group under and pursuant to this Agreement remain in full force and effect and continue to inure to the benefit of the Worthington Steel Group without any restriction or alteration.

8.2 License to Worthington.

(a) Worthington Steel Intellectual Property. Worthington Steel acknowledges that the Worthington Steel Intellectual Property is transferred to Worthington Steel subject to, and the New Worthington Group is hereby granted, a perpetual, irrevocable, royalty-free, fully paid up, non-transferrable (except as permitted pursuant to Section 8.2(g)), non-exclusive license to use, in connection with any business conducted by the New Worthington Group, the Worthington Steel Intellectual Property (other than Trademarks) used or held for use as of the Effective Time in connection with the New Worthington Business. The foregoing license includes the right (i) to make, have made, use, sell, offer for sale, and import products and services, and (ii) to publish, display, reproduce, copy, create derivative works of, enhance, and otherwise exploit such Worthington Steel Intellectual Property, in each case, in the operation of the New Worthington Business.

(b) Ownership of Improvements. As between the Parties, any derivative works, enhancements or other improvements to the Worthington Steel Intellectual Property made or created by or on behalf of any member of the New Worthington Group shall be owned by New Worthington or its applicable Affiliate.

(c) Sublicensing. The license to the New Worthington Group pursuant to Section 8.2(a) shall be sublicensable solely as and to the extent necessary (i) to service providers of the New Worthington Group in connection with the provision of services to the New Worthington Group, which services require the use of the Worthington Steel Intellectual Property, but not for the benefit of such service providers, and (ii) to customers of the New Worthington Group in connection with their purchase of products and services from the New Worthington Group. New Worthington shall require such permitted sublicensees in writing to comply with the limited scope of any such sublicense, and with confidentiality obligations consistent with Article VI.

(d) Limitations. All Worthington Steel Intellectual Property is licensed as such Intellectual Property exists as of the Effective Time and subject to any and all licenses that have been granted by New Worthington, its Affiliates or its or their predecessors-in-interest with respect thereto prior to the Effective Time. There is no obligation to provide upgrades, updates, enhancements, improvements, support or maintenance to any of the Worthington Steel Intellectual Property. Without limiting the generality of the foregoing, nothing contained in this Section 8.2 shall be construed as:

(i) requiring the filing of any patent application or application to register any other Intellectual Property, the securing of any patent or Intellectual Property registration, or the maintaining of any patent or Intellectual Property in force;

(ii) an agreement to bring or prosecute actions or suits against third parties for infringement or misappropriation; or

(iii) an obligation to furnish any assistance or any technical support.

(e) Notification of Infringement. New Worthington shall promptly notify Worthington Steel if New Worthington or any of its Affiliates becomes aware of any activities of a third party that reasonably appear to be an infringement of any item of Worthington Steel Intellectual Property.

(f) Confidentiality. New Worthington shall maintain the confidentiality of trade secrets and other non-public Intellectual Property included in the Worthington Steel Intellectual Property in accordance with Article VI.

(g) Assignment.

(i) Except as set forth in Section 8.2(c) and in this Section 8.2(g)(i), the license granted pursuant to Section 8.2(a) may not, without the prior written consent of Worthington Steel, be assigned, sublicensed or otherwise transferred in whole or in part by any member of the New Worthington Group, by operation of Law or otherwise, and any attempt to do so shall be null and void; provided, however, that any member of the New Worthington Group may, without Worthington Steel’s consent, (A) transfer all or a part of its rights and obligations under this Section 8.2 to its Affiliates for so long as they remain Affiliates of New Worthington; (B) transfer all of its rights and obligations under this Section 8.2 to any third party in connection with an acquisition of all or substantially all of the New Worthington Business (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise); and (C) transfer all or part of its rights and obligations under this Section 8.2 or sublicense any of the licenses granted hereunder to any third party in connection with an acquisition of any discrete operating business unit or division of the New Worthington Business (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise); provided that, in each of the cases (B) – (C), (x) upon such transfer, the license is used only in connection with the operation of the business, business unit or division being sold; and (y) the transfer is limited solely to such business unit or division; and provided, further, that, in each of the cases in (A) – (C), such transferee, sublicensee, assignee or successor agrees to be bound by this Section 8.2.

(ii) For the avoidance of doubt, Worthington Steel and its Affiliates shall be free to transfer the Worthington Steel Intellectual Property without any consent or sell, transfer, assign, dispose of in any way, license, sublicense and grant any kind of rights with respect to any Worthington Steel Intellectual Property to any Person and impose any kind of restrictions to any Person relating to or in connection with any Worthington Steel Intellectual Property; provided, however, in each case, that the license and rights granted to the New Worthington Group under and pursuant to this Agreement remain in full force and effect and continue to inure to the benefit of the New Worthington Group without any restriction or alteration.

ARTICLE IX.

TERMINATION

9.1 Termination. This Agreement and any Ancillary Agreement may be terminated and the terms and conditions of the Separation and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of the Worthington Board without the approval of any other Person, including Worthington Steel or New Worthington or the shareholders of Worthington Steel or New Worthington. In the event that this Agreement is terminated, this Agreement shall become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by New Worthington and Worthington Steel.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X.

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including.pdf, docusign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(b) This Agreement, the Ancillary Agreements and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) New Worthington represents on behalf of itself and each other member of the New Worthington Group, and Worthington Steel represents on behalf of itself and each other member of the Worthington Steel Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

10.2 Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Ohio, irrespective of the choice of laws principles of the State of Ohio, including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the other Party or the other parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party or party thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement or the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

10.4 Third-Party Beneficiaries. Except for the release and indemnification rights under this Agreement of any Worthington Indemnitee or Worthington Steel Indemnitee in their respective capacities as such, and the provisions of Section 5.1(d) as to directors and officers of New Worthington Group and Worthington Steel Group: (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of New Worthington or shareholders of Worthington Steel) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person (including, without limitation, any shareholders of New Worthington or shareholders of Worthington Steel) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable, and unless otherwise provided thereunder, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to New Worthington, to:

Worthington Industries, Inc.

200 West Old Wilson Bridge Road

Columbus, OH 43085

Attention: Patrick Kennedy, General Counsel

Email: patrick.kennedy@worthingtonindustries.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Cathy Birkeland; Christopher Drewry

Email: cathy.birkeland@lw.com; christopher.drewry@lw.com

If to Worthington Steel, to:

Worthington Steel, Inc.

100 West Old Wilson Bridge Road

Columbus, OH 43085

Attention: Michaune Tillman, General Counsel

Email: michaune.tillman@worthingtonindustries.com

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 Press Release.

(a) No later than one (1) Business Day after the Effective Time, Worthington Steel and New Worthington shall issue a joint press release regarding the consummation of the Separation and Distribution.

(b) Worthington Steel shall not issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby or make any other public disclosure regarding the terms of this Agreement or the transactions contemplated hereby, or the discussions relating hereto, without obtaining the prior written approval of New Worthington.

10.9 Expenses. The expenses and costs incurred in connection with the Transactions shall be borne 50% by New Worthington and 50% by Worthington Steel.

10.10 Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus one and one-half percent (1.5%) or the maximum rate permitted by Law, whichever is less.

10.11 Headings. The article, section and paragraph headings contained in this Agreement or any Ancillary Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and the Ancillary Agreements, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and the Distribution and shall remain in full force and effect in accordance with their terms.

10.13 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14 Specific Performance. Subject to Article IV, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement, including terms relating to the Separation and the Distribution, may be amended, modified or abandoned by and in the sole and absolute discretion of the New Worthington Board without the approval of any Person, including Worthington Steel or New Worthington.

10.16 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

10.17 Performance . Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

10.18 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of New Worthington or Worthington Steel, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of New Worthington or Worthington Steel, as applicable, under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of New Worthington or Worthington Steel, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

10.19 Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement (other than Sections 2.2, 2.6(c), 2.7, 3.2(c), 3.3(n), 5.5(g) and 5.6(f)), the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein. If there is a conflict between any provision of this Agreement or of an Ancillary Agreement (other than the Tax Matters Agreement), on the one hand, and the Tax Matters Agreement, on the other hand, and such provisions relate to matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.

10.20 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, NEITHER WORTHINGTON STEEL NOR ITS AFFILIATES, ON THE ONE HAND, NOR NEW WORTHINGTON NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES, INCLUDING ALL COSTS, EXPENSES, INTEREST, ATTORNEYS’ FEES, DISBURSEMENTS AND EXPENSES OF COUNSEL, EXPERT AND CONSULTING FEES AND COSTS RELATED THERETO OR TO THE INVESTIGATION OR DEFENSE THEREOF, PAID BY AN INDEMNITEE IN RESPECT OF A THIRD-PARTY CLAIM).

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Its:

Signature Page to Separation and Distribution Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

WORTHINGTON STEEL, INC.

By:
Name:
Its:

Signature Page to Separation and Distribution Agreement